Exhibit 99.1



FOR IMMEDIATE RELEASE

ADA-ES Terminates Mercury Control Market Development Agreement;
Company to Pursue Vertical Integration

Littleton, CO - December 7, 2006 - ADA-ES, Inc. (NASDAQ:ADES) today announced that it terminated its Market Development Agreement ("MDA") with Norit Americas, Inc. ("Norit"), effective December 6, 2006. Under the MDA, ADA-ES had been working exclusively with Norit to develop the North American market for powdered activated carbon injection systems and sorbents for purposes of reducing mercury emissions from coal-fired boilers.

The Company believes that the termination of the MDA will not have a material adverse effect on ADA-ES' business or results of operations.

Dr. Mike Durham, President of ADA-ES, stated, "Since ADA is no longer bound by the exclusivity of the MDA with Norit, we intend to pursue other sourcing options for activated carbon and injection equipment including, as previously announced, the Company's vertical integration into the production of both of these key components of our mercury control technology."

About ADA-ES
Headquartered in Littleton, Colorado, ADA-ES, Inc. develops and implements proprietary environmental technology and specialty chemicals that mitigate the environmental impact from electric power and industrial companies while reducing operating costs.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide a "safe harbor" for such statements in certain circumstances. These statements include the Company's expectations with respect to the effect termination of the MDA will have on its business and operations, and its proposed activities concerning sourcing options for activated carbon and injection equipment. Such statements involve significant uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, the ability of the Company to locate alternative sources for these items on acceptable terms and/or to locate suitable candidates for possible acquisitions on terms acceptable to the Company and its financing sources, changing economic conditions and market demand for ADA-ES' products and services, changes in technology, changes in laws or regulations, results of demonstrations of ADA-ES' and other licensed technologies, operational difficulties, availability of skilled personnel, and other factors as discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contact:
ADA-ES, Inc.				-or-		Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO			www.theequitygroup.com
(303) 734-1727		Loren G. Mortman, (212) 836-
www.adaes.com                                   9604
						            LMortman@equityny.com